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                                                                     Exhibit 8.1

                       [LETTERHEAD OF KIRKLAND & ELLIS]



                                August 9, 2001


Remington Products Company, L.L.C.
Remington Capital Corp.
60 Main Street
Bridgeport, Connecticut 06604

       Re: Exchange Offer for up to $130,000,000 11% Series B Senior Subordinated Notes due 2006 and up to $50,000,000 11% Series C Senior Subordinated Notes due 2006 for up to $180,000,000 11% Series D Senior Subordinated Notes_due 2006.

Dear Ladies and Gentlemen:

          We have acted as counsel to Remington Products Company, L.L.C. (the "Company") and Remington Capital Corp. ("Capital" and together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $130,000,000 11% Series B Senior Subordinated Notes due 2006 (the "Series B Notes") and up to $50,000,000 11% Series C Senior Subordinated Notes due 2006 (the "Series C Notes" and together with the Series B Notes, the "Old Notes") for up to $180,000,000 11% Series D Senior Subordinated Notes due 2006 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement".

          You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we have deemed necessary.

          On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes
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Remington Products Company, L.L.C.
Remington Capital Corp.
August 9, 2001
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in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

          The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities all as of the date hereof. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above. Moreover, we assume no obligation to revise or supplement this opinion should the authorities referred to above be amended by legislative, judicial or administrative action.

          We consent to the filing of this opinion as an exhibit to the registration statement, to the reference to this firm and the inclusion of our opinion in the section entitled "United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                         Yours very truly,

                                         /s/ Kirkland & Ellis

                                         KIRKLAND & ELLIS

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